As filed with the U.S. Securities and Exchange Commission on November 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sizzle Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6770	85-3418600
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4201 Georgia Avenue NW

Washington DC 20011

(202) 846-0300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of registrant’s principal executive offices)

Steve Salis

Chief Executive Officer

4201 Georgie Avenue NW

Washington DC 20011

(202) 846-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Benjamin S. Reichel, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300	David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-254182

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount being registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of common stock, $0.0001 par value, and one half of one redeemable Warrant(2)	1,150,000 Units	$10.00	$11,500,000	$1,066.05
Shares of common stock included as part of the units(3)	1,150,000 Shares	—	—	—	(4)
Redeemable warrants included as part of the units(3)	575,000 Warrants	—	—	—	(4)
Shares of common stock underlying the Warrants included as part of the Units (3)	575,000 Shares	$11.50	$6,612,500	$612.98
Total			$18,112,500	$1,679.03	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Represents only the additional number of securities being registered and includes 150,000 units, consisting of 150,000 shares of common stock and 75,000 warrants, which may be issued upon exercise of the 45-day option granted to the underwriters to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-254182).

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).

(5)	The Registrant previously registered securities having a proposed maximum aggregate offering price of $226,406,250 on its Registration Statement on Form S-1, as amended (File No. 333-254182), which was declared effective by the Securities and Exchange Commission on November 3, 2021. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional number of securities having a proposed maximum offering price of $18,112,000 is hereby registered.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed with respect to the registration of 1,150,000 additional units of Sizzle Acquisition Corp., a Delaware corporation (the “Registrant”), each consisting of one share of common stock and one half of one redeemable warrant, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1, including 150,000 units that may be purchased by the underwriters to cover over-allotments, if any. Each whole warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment, and only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-254182) (the “Prior Registration Statement”), initially filed by the Registrant on March 11, 2021 and declared effective by the Securities and Exchange Commission (the “Commission”) on November 3, 2021. The required opinion of counsel and related consent and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. All exhibits filed with or incorporated by reference in the Prior Registration Statement are incorporated by reference into, and shall be deemed a part of, this Registration Statement, and the following additional exhibits are filed herewith, as part of this Registration Statement:

Exhibit Number	Description

5.1	Opinion of Ellenoff Grossman & Schole LLP

23.1	Consent of Marcum LLP

23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 3rd day of November 2021.

Sizzle Acquisition Corp.

By:	/s/ Steve Salis
Steve Salis
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on November 3, 2021.

Name	Position

/s/ Steve Salis Steve Salis	Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ Jamie Karson Jamie Karson	Non-Executive Vice Chairman and Director
/s/ Nestor Nova Nestor Nova	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

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